Exhibit 1
FORM 51-102F3
MATERIAL CHANGE REPORT
1.	Name and Address of Company:

Agrium Inc. (“Agrium”) 13131 Lake Fraser Drive S.E. Calgary, Alberta T2J 7E8

Certain statements in this Material Change Report constitute forward-looking statements. Readers should refer to the cautionary notice regarding forward-looking statements that appears at the end of this report.

2.	Date of Material Change:

December 15, 2010

3.	News Release:

A news release disclosing the material change was issued through the facilities of Marketwire Canada on December 15, 2010.

4.	Summary of Material Change:

Agrium announced the entering into a definitive agreement to sell a majority of the commodity management businesses of AWB Limited (“AWB”), an Australian corporation which was recently acquired by Agrium.

5.	Full Description of Material Change:

Unless the context otherwise requires, all references in this Material Change Report to “Agrium”, “we”, “us” or “our” means Agrium Inc. and its consolidated subsidiaries (including AWB and its subsidiaries), Agrium Inc.’s proportionate share of joint ventures, including through its 50 percent ownership interest in Profertil S.A., and any partnership of which Agrium Inc. and its subsidiaries are the partners including “Agrium”, our wholly-owned Alberta general partnership.

All amounts in this Material Change Report are stated in Australian Dollars (A$) unless stated otherwise.

On December 15, 2010, we announced that a definitive agreement (the “Agreement”) had been reached with Cargill, Incorporation (“Cargill”), pursuant to which Cargill had agreed to acquire a majority of the commodity management businesses of AWB. The purchase price to be paid by Cargill will be the net asset value of the acquired businesses as at the completion date of the transaction plus a premium. The purchase price will be payable in cash and by Cargill assuming AWB’s consolidated indebtedness related to the acquired businesses. We anticipate that the sale to Cargill will be completed in the first half of 2011.

If the transaction had occurred and the purchase price had been determined on the basis of the net asset value of the acquired businesses as at September 30, 2010, we estimate that the aggregate of the net proceeds from the sale of the acquired businesses to Cargill, together with the release of working capital from AWB Harvest Finance Ltd. (“Harvest Finance”), a finance company that supports the commodity management businesses of AWB, would have been approximately A$870-million. We are continuing to evaluate the disposition of certain other businesses that form part of the commodity management business that is not being acquired by Cargill. We estimate the value of these additional businesses to be approximately A$55-million which, combined with the estimated net proceeds from the sale of the acquired businesses to Cargill and the release of working capital from Harvest Finance, represents a total estimated value of A$925-million for the commodity management businesses that we have agreed to, or intend to, divest. Of this total, approximately A$240-million would represent indebtedness assumed by Cargill related to the acquired businesses.
Completion of the disposition of the commodity management businesses of AWB to Cargill is subject to customary closing and other conditions, including the receipt of all required regulatory approvals.

6.	Reliance on Subsection 7.1(2) or (3) of National Instrument 51-102:

Not applicable.

7.	Omitted Information:

Not applicable.

8.	Executive Officer:

Bruce G. Waterman, Senior Vice President, Finance & Chief Financial Officer may be reached at 13131 Lake Fraser Drive S.E., Calgary, Alberta, T2J 7E8, or by phone at (403) 225-7000.

9.	Date of Report:

December 22, 2010
Cautionary Notice Regarding Forward Looking Statements
Certain statements and other information included in this Material Change Report constitute “forward-looking statements” (within the meaning of the United States Private Securities Litigation Reform Act of 1995, Section 21E of the United States Securities Exchange Act of 1934, as amended, and Section 27A of the United States Securities Act of 1933, as amended), or “forward-looking information” (within the meaning of applicable Canadian securities legislation). Such statements or information (together, “forward-looking statements”) are generally identifiable by the words “believe”, “expect”, “anticipate”, “intend”, “estimate”, “outlook”, “focus”, “potential”, “will”, “should”, “would” and “could” and other similar expressions. These forward-looking statements include, but are not limited to, references to our future results and plans and the expected proceeds from the sale of the commodity management businesses of AWB and the release of working capital from Harvest Finance; the expected timing of the completion of the sale of the commodity management businesses of AWB to Cargill; the estimated value of the additional businesses of AWB that are not being sold to Cargill and our intentions relating thereto; the estimated indebtedness being assumed by Cargill related to the businesses being acquired; and various other actions to be taken in connection with the sale of the commodity management businesses of AWB to Cargill.
Such forward-looking statements involve known and unknown risks and uncertainties, including those referred to in this Material Change Report, which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to:
•	our inability to complete the sale of the commodity management businesses of AWB to Cargill on the terms, and within the time period, described in this Material Change Report or at all;
•	the purchase price ultimately paid by Cargill will be based on the net asset value of the businesses at the completion time of the transaction, which may be less than the net asset value of the businesses as at September 30, 2010 as described in this Material Change Report;
•	our intentions with respect to the other commodity management businesses of AWB that are not being sold to Cargill and our estimate of value thereof;

•	the expected timing of the completion of the sale of the commodity management businesses of AWB to Cargill and the release of working capital from Harvest Finance; and
•	other factors described in our management’s discussion and analysis for the year ended December 31, 2009 and for the three and nine month periods ended September 30, 2010, in each case under the headings “Business Risks” and “Outlook, Key Risks and Uncertainties”.
These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and perception of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate in the circumstances.
All of the forward-looking statements contained in this Material Change Report are qualified by these cautionary statements and by the assumptions that are stated or inherent in such forward-looking statements. Although we believe these assumptions are reasonable, this list is not exhaustive of the factors that may affect any of our forward-looking statements and undue reliance should not be placed on these assumptions and such forward-looking statements. Except as required by law, we undertake no obligation to update or revise forward-looking statements even if circumstances or management’s estimates or opinions should change. Investors should not place undue reliance on forward-looking statements.